EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT ("Agreement") is effective and made as of March 1, 2023 (the "Effective Date").

BETWEEN:

BLENDER BITES LIMITED a company incorporated under the laws of British Columbia, with registered and records offices at 800-1199 West Hastings Street, Vancouver, BC V6E 3T5

(the "Company")

AND:

STEVEN PEAR, an individual with an address at 2007 Golden Pond Drive, Kingwood, Texas, 77345

(the "Consultant")

(each a "Party", and together, the "Parties")

WHEREAS the Company is in the business of manufacturing and selling individual, pre-portioned smoothies and such other business as the directors of the Company may from time to time determine (the "Business") and the Company wishes to engage the Consultant to certain services in the capacity of Chief Operating Officer on the terms of this Agreement and the Consultant agrees to be so retained.

NOW THEREFORE IN CONSIDERATION of the mutual covenants, terms, and conditions set forth below, including those outlined in any applicable and attached schedules, the adequacy of which consideration is hereby acknowledged and accepted, the Parties agree as follows:

1. SERVICES OF THE CONSULTANT

1.1 General. Subject to the terms and conditions of this Agreement, the Consultant shall perform the services for the Company as set out in Schedule "A" attached hereto (the "Services"). The Consultant shall provide the services directly and not through third-party personnel retained by the Consultant, except as consented to in writing by the Company.

1.2 Performance Standards. The Consultant shall:

(a) perform the Services and such other acts incidental thereto as are reasonable, necessary, and proper in the discharge of its duties under this Agreement and devote the Consultant's best efforts to serving the Company in rendering the Services;

(b) perform all Services in a professional and competent manner in accordance with the highest industry standards for similar services, and in compliance with all applicable federal, provincial, territorial, and municipal laws and regulations;

(c) act in the best interest of the Company when performing the Services;

(d) not infringe the intellectual property rights of any third party;

(e) determine the manner and means by which it performs the Services, including but not limited to the time and place for performance of the Services;

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(f) furnish, at his own expense, the equipment, supplies, tools, and other materials to perform the Services; and

(g) make itself available for consultation with the Company at such times and places as are mutually agreeable to the parties.

2. COMPENSATION FOR SERVICES

2.1 Fees. Subject to the terms and conditions of this Agreement, the Company shall pay to the Consultant the fees, plus applicable taxes, in the manner defined and set forth on the attached Schedule "A" (the "Fees"). As a condition precedent of being paid the Fees, the Consultant shall provide the Company with an invoice with a valid GST and PST registration number, if applicable.

2.2 Expenses. Subject to the other provisions of this Agreement and any specific agreements noted in the attached schedules, the Consultant shall be responsible for any expenses incurred by the Consultant in connection with the performance of the Services and shall only be reimbursed for the same by the Company if previously agreed in writing.

2.3 Bonus. Subject to the terms and conditions of this Agreement, the Company shall pay to the Consultant the bonus, plus applicable taxes, in the manner defined and set forth on the attached Schedule "A" (the "Bonus").

2.4 Taxes. The Company shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, provincial or municipal governmental entity on any amounts payable by the Company hereunder; provided that, in no event shall the

Company pay or be responsible for any taxes, statutory withholdings, deductions or remittances, imposed on or with respect to the Consultant's income, revenues, gross receipts, real or personal property, or other assets, or the Consultant's Personnel.

3. INTELLECTUAL PROPERTY

3.1 Intellectual Property. The Company is and shall be the sole and exclusive owner of all right, title, and interest throughout the world in and to all results, deliverables, proceeds, and other work product of the Services ("Deliverables"), including all patents, patent rights, inventions, copyrights, trademarks, trade secrets, industrial designs, and other intellectual property rights (collectively, "Intellectual Property Rights") therein. The Consultant hereby irrevocably assigns and agrees to assign to the Company, all rights, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. The Consultant hereby irrevocably and unconditionally waives and agrees to waive all moral rights that the Consultant may now have or may in the future have relating to the Deliverables.

3.2 Pre-Existing IP. The Consultant represents and warrants that the Consultant has no pre-existing intellectual property expected to be utilized in the performance of the Services. To the extent that any of the Consultant's pre existing intellectual property is contained in the Deliverables, the Consultant grants to the Company an irrevocable, worldwide, unlimited, transferable, sublicensable (through multiple-tiers), fully paid up, royalty free license to use, publish, reproduce, modify, display, publicly perform, distribute copies of, and prepare derivative works based upon such pre- existing intellectual property.

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3.3 Disclosure of Inventions. The Consultant shall make full and prompt disclosure to the Company of any inventions or processes made or conceived by the Consultant alone or with others during the Term, relating in any way to the Services, whether or not such inventions or processes are patentable and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. Such inventions and processes will be the exclusive property of the Company. The Consultant shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

3.4 Assignment. After termination of this Agreement or upon the written request of the Company, the Consultant shall promptly waive its moral rights in, and promptly transfer and assign all of Consultant's worldwide right, title, and interest in and to the Deliverables (to the extent the Consultant has any such moral rights or rights title or interest), including all Intellectual Property Rights therein, by executing and delivering to the Company an intellectual property assignment agreement in a form approved by the Company. If the Consultant fails to perform its obligations under this Section 3.4, the Company may withhold payments of the Fees until the Consultant performs such obligations.

3.5 Assistance. Upon the request of the Company, the Consultant shall promptly take such further actions, including execution and delivery of all appropriate instructions of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record, or enforce the Company's Intellectual Property Rights in any Deliverables.

3.6 Internet Accounts.

(a) Any and all social media, website administration, hosting or registration accounts, software as a service accounts, and other internet accounts and profiles created or used by the Consultant on behalf of the Company or for the purpose of promoting or marketing the Company or for other business purposes for the benefit of the Company, including such profiles and accounts featuring or displaying the Company's name or trademarks, (collectively, "Company Internet Accounts"), belong solely to the Company.

(b) The Consultant shall not create, develop or maintain any Company Internet Accounts without the Company's express prior authorization.

(c) Upon the Company's request at any time during the Term or immediately upon and after termination of this Agreement for any reason, the Consultant shall provide to the Company the login information, including usernames and passwords, for each Company Internet Account and shall cease accessing, using, updating or modifying Company Internet Accounts, except for the sole purpose of transferring control of Company Internet Accounts to the Company (where necessary).

4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS

4.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, which representations and warranties will survive the execution of this Agreement, that:

(a) it has capacity (if an individual), or full power and authority (if not an individual), to execute and deliver this Agreement and to perform its obligations hereunder;

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(b) if it is not an individual, it is in good standing under the laws of the jurisdiction of its address set out herein;

(c) it is not insolvent, on the eve of insolvency, or subject to any creditor proceedings; and

(d) the Agreement is binding and enforceable against it in accordance with the terms of this Agreement.

4.2 Consultant's Representations, Warranties, and Additional Covenants. The Consultant represents, warrants, and covenants to the Company, which representations and warranties will survive the execution of this Agreement, that:

(a) the Consultant is or shall become aware of conditions and limitations which shall or might affect its performance of the Services, including all applicable laws, rules and regulations;

(b) the Consultant has skill, training and expertise as well as the types and quantities of equipment and other facilities necessary to commence, conduct and complete the Services in the manner contemplated herein;

(c) the Consultant has and will maintain workers' compensation insurance coverage sufficient for the Consultant's provision of the Services, both personally and through the Consultant's Personnel;

(d) the Consultant's performance of this Agreement and the engagement of the Consultant with the Company do not and will not breach any confidentiality, non-competition, non-solicitation, proprietary rights, or other agreement entered into by the Consultant with any third party;

(e) the Consultant shall devote such time, attention, and energy as is necessary to implement and comply with its obligations under this Agreement;

(f) the Consultant will provide the Company with good and valid title in and to all Deliverables, free and clear of all encumbrances and liens of any kind;

(g) all Deliverables are and shall be the Consultant's original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the Intellectual Property Rights or any other rights whatsoever of any person, firm, corporation, or entity; and

(h) all information provided by the Consultant to the Company which the Company relied upon prior to the Effective Date for the purposes of evaluating its engagement with the Consultant was accurate and contained no untruths or misrepresentations.

5. CONFLICTS OF INTEREST; DISCLOSURE

5.1 Conflicts. Except as expressly disclosed in writing to the Company in accordance with Section 5.2, the Consultant represents and warrants to the Company that it is under no obligation to any former employer or any other person or business that: (i) is in any way inconsistent with this Agreement or the performance of the Services under this Agreement; (ii) imposes any restriction on the Consultant's activities with the Company; or (iii) otherwise is a conflict, a potential conflict or a perceived conflict of the Company's interests (collectively, "Conflicts").

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5.2 Disclosure. The Consultant shall make full and complete disclosure to the Company of the existence, nature and extent of any Conflicts that the Consultant may have or which may arise during the Term, whether such Conflicts arise in the Consultant's own right, or otherwise. The disclosure obligations provided in this Section are continuing obligations of the Consultant during the Term.

5.3 Business Opportunities. Any business opportunities related to (a) the Business, or (b) any of the Confidential Information or Deliverables, which become known to the Consultant during the Term of this Agreement must be fully disclosed and made available to the Company by the Consultant without delay, and the Consultant agrees not to take or omit to take any action if the result would be to divert from the Company any opportunity which is within the general scope of its Business.

6. NON-SOLICITATION

6.1 Definitions. For the purposes of this Section 6:

(a) "Territory" means Canada;

(b) "Counterparty" means all contractual counterparties of the Company, during the term of the Consultant's engagement with the Company, which were known by the Consultant or which Consultant ought reasonably have known; and

(c) "Prospective Customer" means a potential contractual counterparty or Company that the Consultant pursued or contacted or was negotiating with, on behalf of the Company for the purpose of the Business, and with whom the Company has not ceased such pursuit, contact or negotiations as of the date of the termination of the Consultant's engagement.

6.2 Non-Solicitation. The Consultant shall not, during the Term and for a period of one (1) year thereafter, in any capacity or manner, whether directly or indirectly, individually or jointly or in conjunction with any person:

(a) solicit any Counterparty or Prospective Counterparty or knowingly assist any person directly or indirectly to solicit any Counterparty or Prospective Counterparty, if that solicitation is intended or calculated to obtain the custom, business, or trade of that Counterparty or Prospective Counterparty for a business that competes with the Company in the Territory;

(b) induce or attempt to induce any Counterparty or Prospective Counterparty of the Company to reduce or curtail its business with the Company or to terminate its relationship with same;

(c) induce or encourage any employee or contractor to leave the employment or engagement of the Company or authorize, assist, approve or encourage any such action by any other person; or

(d) hire or attempt to hire or otherwise solicit any employee or contractor of the Company, or authorize, assist, approve or encourage any such action by any other person.

6.3 Use of Confidential Information. Without limiting the generality of Article 7 of this Agreement, the Consultant shall not use any Confidential Information of the Company, directly or indirectly: (a) to circumvent the Company's contractual relationships with its Counterparties; or (b) in a manner which would, or likely would, be to the detriment of the Company.

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6.4 Personnel. If the Consultant engages Personnel to perform any of the Services, Consultant shall cause its Personnel to comply with this Section 6 as if they were Consultant. Consultant will be responsible to the Company for any breach of Section 6 by its Personnel.

7. CONFIDENTIALITY

7.1 Definition. In this Agreement, "Confidential Information" means all trade secrets and information that is not generally known outside of the Company or information that would be reasonably considered confidential or proprietary to Company or its clients, customers, partners, investors, subsidiaries, or affiliates, and includes:

(a) customer or Company lists, customer or Company contact information, and customer or Company personal information (including health related information);

(b) all or any portion of analysis, notations, plans, compilations, reports, forecasts, studies, samples, statistics, summaries, interpretations and other documents created, developed, prepared, received, obtained, or generated or derived from such information, data, documents, agreements, files or other materials by the Consultant in connection with the Consultant's engagement with the Company;

(c) the Company's business plans, marketing plans, financial plans, pricing plans, strategies, processes, techniques and approaches, course curricula, and content or materials received by the Company under obligations of confidentiality;

(d) source code, inventions, technical documentation, ideas, methodologies, and know-how; and

(e) other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Notwithstanding the foregoing, Confidential Information does not include information which:

(f) is or becomes available to and known by the public, except where such Confidential Information becomes available to and known by the public as a result of the Consultant's unauthorized disclosure or material breach of this Agreement;

(g) was already in the Consultant's possession or available to the Consultant on a non-confidential basis before the Consultant's engagement commenced; or

(h) has been or is independently developed by the Consultant without violating any of the obligations under this Agreement and without use of, or reference to, the Confidential information or copies or summaries thereof.

7.2 No-Disclosure and Use Restrictions. The Consultant shall use the Confidential Information or copies thereof only for the purpose of the Consultant's engagement with the Company and shall not directly or indirectly, either during the engagement or at any time after termination of this Agreement, howsoever arising:

(a) use any Confidential Information or make use of any copies or summaries thereof for the Consultant's own benefit or purposes, or for the benefit or purposes of any other person whatsoever; or

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(b) disclose any Confidential Information or copies or summaries thereof to any person whatsoever.

7.3 Protection Obligations. The Consultant shall be responsible for protecting the confidentiality of the Confidential Information and shall:

(a) keep the Confidential Information and copies and summaries thereof strictly confidential as long as they remain confidential;

(b) use the Consultant's best efforts to prevent the use or communication of any Confidential Information or copies or summaries thereof by any person (except for the purposes of the Consultant's engagement with the Company); and

(c) inform the Company immediately on becoming aware or suspecting that any unauthorized person knows or has used any Confidential Information.

7.4 Compelled Disclosure. If, either during or after the Consultant's engagement, the Consultant is compelled or required to disclose any Confidential Information or copies thereof by law or court order or pursuant to any requirement, request or process of any legal, regulatory or governmental authority, the Consultant shall:

(a) give the Company immediate prior written notice of such requirement, request or process so that the Company may seek an appropriate protective order or other remedy; and

(b) cooperate with the Company to obtain such protective order or other remedy.

7.5 Ownership. All Confidential Information and copies and summaries thereof are the exclusive property of the Company.

7.6 Personnel Confidentiality Obligations. If the Consultant engages Personnel to perform any of the Services, the Consultant shall require each of its Personnel to execute written agreements securing for the Company the rights and confidentiality protections provided for in this Section 7 prior to and as a condition of the Consultant's Personnel providing or performing any of the Services. Consultant will be responsible to the Company for any breach of Section 7 by its Personnel.

8. TERM AND TERMINATION

8.1 Term. This Agreement will commence on the Effective Date. Subject to earlier termination as provided in this Article 8, this Agreement will remain in effect until terminated in accordance with the terms of this Agreement, unless otherwise agreed between by the Company and the Consultant (the "Term").

8.2 Termination During Probationary Period. The Company may terminate this Agreement, or for any reason, within the first three (3) months of the Effective Date (the "Probationary Period"), by giving the Consultant written notice of termination. In the event this Agreement is terminated by the Company within the first three (3) months of the Effective Date, the Consultant shall not be entitled to any payments or benefits hereunder, other than amounts due and owing up to the Termination Date.

8.3 Termination for Default. Either Party may terminate this Agreement, effective upon written notice to the other party (the "Defaulting Party"), if the Defaulting Party:

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(a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 10 days after receipt of written notice of such breach; or

(b) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.4 Termination After Probationary Period. The Company may terminate this Agreement at any time after the Probationary Period on providing thirty (30) calendar days notice to the Consultant.

8.5 Termination by the Consultant. The Consultant may terminate this Agreement at any time on providing thirty (30) calendar days notice to the Company. The Company may elect to waive such notice and have this Agreement terminate prior to the effective date of the notice provided.

8.6 Automatic Termination. This Agreement shall automatically terminate upon the occurrence of any of the following events: (a) the Company's legal dissolution, or (b) the Consultant's death (if an individual) or legal dissolution (if not an individual).

8.7 Settling Accounts. Upon termination for any reason (the date of which shall be the "Termination Date"), the Consultant shall be entitled to any accrued but unpaid Fees up to the Termination Date. The Company's obligations, and the Consultant's entitlements, under this Section 8.7 are conditional upon the Consultant's performance of Section 8.8.

8.8 Effect of Termination. Upon termination of this Agreement for any reason:

(a) the Consultant shall promptly deliver to the Company any and all Confidential Information, Deliverables, and other Company property, including, but not limited to, all books, records, printouts, lists, internet accounts, passwords, keys, notes and other documents or copies thereof relating to the Company, which is in the Consultant's possession or direct or indirect control (together, "Company Property"). Notwithstanding the foregoing, if requested in writing by the Company, the Consultant shall: (i) irretrievably destroy any Company Property in its possession (which, for certainty, includes copies) and, (ii) forthwith provide the Company with a certificate in writing confirming the completion of same; and

(b) the Consultant shall promptly waive its moral rights in, and promptly transfer and assign to the Company all of Consultant's worldwide right, title, and interest in and to the Deliverables, including all Intellectual Property Rights therein, by executing and delivering to the Company an intellectual property assignment agreement in the form approved by the Company.

8.9 Survival of Terms. Any provision of this Agreement that imposes an obligation after the Termination Date or expiration of the Term, or which by its nature should survive termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement. Without limiting the generality of the foregoing, the following provisions shall survive termination: Articles 3 and 5 to 12 (inclusive).

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9. INDEPENDENT CONTRACTOR

9.1 Relationship of the Parties. Nothing in this Agreement shall create or shall be deemed to create any contract or relationship of employment, partnership, joint venture or any relationship other than that of independent contractor between the Company and the Consultant. Without limiting the foregoing: (a) the Consultant and the Consultant's Personnel shall not be eligible to participate in any benefit or compensation plans offered by the Company to its employees, including any payments under any employment standards legislation; and (b) the Company shall have no liability or responsibility for any statutory withholdings, registrations, deductions, or remittances related to the Consultant or the Consultant's Personnel, including, any income, payroll, or other federal, state, or provincial taxes, employment insurance remittances, Canada Pension Plan contributions, or employer health tax, or worker's compensation insurance premiums for the Consultant and the Consultant's Personnel. The Consultant is responsible for these withholding, remitting and registration obligations, and shall indemnify the Company from and against any order, penalty, interest, taxes or contributions that may be assessed against the Company as a result of the failure or delay of the Consultant to make any such withholdings, remittances or registration, or to file any information required by any law.

9.2 No Party may Bind the Other. Neither party has the authority to bind the other (including the making of any representation or warranty, the assumption of any obligation or liability and/or the exercise of any right or power), except as expressly provided in this Agreement.

9.3 Consultant Personnel. The Consultant shall be fully responsible for the Consultant's Personnel and shall indemnify the Company against any claims made by or on behalf of any of the Consultant's Personnel, including any claim for unpaid wages, overtime, vacation pay, or any other claim under employment standards legislation, reasonable notice of termination, or any other claim whether arising pursuant to contract, statute, common law or otherwise.

9.4 Indemnification. The Consultant will indemnify and save harmless the Company and its directors, officers, employees, and agents (collectively the "Indemnified Persons") from and against all actions, proceedings, demands, claims, liabilities, losses, penalties, interest, damages, judgments, costs, and expenses (collectively, a "Claim") including, without limiting the generality of the foregoing, legal fees and disbursements on a solicitor and his own Company basis (together with all applicable taxes), which the Indemnified Persons or any of them or their personal representatives may suffer as a result of any Claim by the Canada Revenue Agency or any other competent authority that the Consultant or any of the Consultant's Personnel is an employee of the Company or as a result of the Company not making any statutorily required source deductions on payments to the Consultant. The Company may at any time set off any amounts owing to it by the Consultant under this Section hereof against any and all amounts payable by the Company to the Consultant, including but not limited to amounts payable under this Agreement.

10. NON-DISPARAGEMENT

The Consultant shall not reveal, disclose, use or cause to be revealed, disclosed or used any information or material with respect to the Company (which term shall, for the purposes of this Section, include the Company and its affiliates and their respective officers, directors, shareholders, agents and employees) which is or may reasonably be expected to be injurious to any of the Company's interests. Without limiting the generality of the foregoing, the Consultant shall privately and publicly support the Company and not make any private or public statement of the business affairs, policies or the like of the Company that disparages the Company, directly or indirectly, in any respect.

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11. INDEMNIFICATION & INSURANCE

11.1 Indemnification. The Consultant shall defend, indemnify, and hold harmless the Company and its affiliates, and their officers, directors, agents, and employees, from and against all demands, complaints, actions, suits, claims, penalties, liabilities, damages, costs, and expenses (including reasonable attorneys' and professionals' fees) of any kind whatsoever arising out of (a) any communications or activities of the Consultant or the Consultant's Personnel's made in the course of providing the Services; (b) any negligent acts or omissions of the Consultant or the Consultant's Personnel's; (c) any breach by the Consultant of its covenants, representations, or warranties hereunder; (d) any act or omission by any Personnel that would constitute a breach of this Agreement if taken or not taken by Consultant; (e) bodily injury, death of any person, or damage to property, resulting from the Consultant or the Consultant's Personnel's acts or omissions; (f) any claim that the Deliverables violate a third-party's intellectual property rights; or (g) any act of the Consultant or the Consultant's Personnel's beyond the scope of the Consultant's authority hereunder. This indemnity will survive termination of this Agreement.

11.2 Insurance. During the Term, the Consultant shall have and maintain in force commercial general liability insurance with policy limits sufficient to protect and indemnify the Company from any losses arising from the Consultant or the Consultant's Personnel's conduct, acts, or omissions, which policy shall include contractual liability coverage insuring the activities of Consultant under this Agreement. The Consultant shall forward to the Company a certificate verifying such insurance, upon the Company's written request. The Consultant shall not do anything to invalidate such insurance and shall notify the Company immediately in writing of notice of termination of such insurance.

12. GENERAL

12.1 Interpretation. For the purposes of this Agreement: (a) the words "include," "includes" and "including" will be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (e) the Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; (f) Section and Schedule headings do not affect the interpretation of this Agreement; (g) words in the singular include the plural and those in the plural include the singular; and (h) a reference to "writing" or "written" includes email, unless otherwise stated.

12.2 Assignment and Enurement. The Company may assign its rights under this Agreement at any time with notice to the Consultant. The Consultant may not assign its rights under this Agreement without the prior written consent of the Company (which may be arbitrarily withheld). This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

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12.3 Further Assurances. Each party shall, upon the reasonable request of the other party, execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.4 Severability. If any term of this Agreement is held invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement shall in any way be affected thereby.

12.5 Non-Waiver. Neither Party shall be deemed to have waived any of its rights under this Agreement by lapse of time or by any statement or representation other than (i) by an authorized representative and (ii) in an expressly written waiver. No waiver of a breach of this Agreement shall constitute a waiver of any prior or subsequent breach of this Agreement.

12.6 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. To the extent that there is any conflict between the terms of this Agreement and schedule, this Agreement shall prevail.

12.7 Notice. All notices or other communication that the Parties give each other in connection with this Agreement shall be in writing, and shall be delivered by hand, e-mail, or registered mail to the recipient at the Party's address or e-mail as set forth on the first page of this Agreement. Proof of delivery in a prescribed manner shall constitute proof of receipt.

12.8 Currency. All amounts referenced herein shall be in Canadian Dollars unless expressly stated otherwise.

12.9 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party irrevocably submits to the exclusive jurisdiction and venue of the courts located in the Province of British Columbia in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

12.10 Equitable Remedies. The Consultant acknowledges and agrees that monetary damages might not be a sufficient remedy for any breach of this Agreement by the Consultant, and that, in addition to all other remedies available at law and notwithstanding Section 12.9, the Company will be entitled to seek injunctive or other equitable relief as a remedy for any such breach from any court of competent jurisdiction

12.11 Amendments. This Agreement may only be amended by mutual written consent of both Parties.

12.12 Time of the Essence. Time is of the essence in this Agreement.

12.13 Language. The clause headings of this Agreement are provided for reference only, and shall not affect the interpretation of this Agreement. Interpretation of this Agreement shall not be construed against either Party.

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12.14 Restrictions are Reasonable. The Parties acknowledge and agree that, due to the highly competitive nature of the business in which the Company is engaged, all restrictions in this Agreement are reasonable and appropriate for the protection of the legitimate business interests of the Company and the Consultant hereby waives all defenses to the strict enforcement of these restrictions by the Company.

12.15 Enforcement. The Consultant acknowledges and agrees that the Company and/or one or more of its subsidiaries, affiliates or associated entities may enforce the provisions of this Agreement from time to time.

12.16 Counterparts. This Agreement may be executed and delivered electronically and in one or more counterparts, each of which shall be deemed an original, but all of which taken together constitute one and the same instrument.

12.17 Independent Legal Advice. The Consultant acknowledges that the Company has recommended that the Consultant obtain independent legal advice before executing this Agreement. The Consultant acknowledges that it has had the opportunity to either obtain such independent legal advice or has declined to do so.

Each Party is signing this Agreement on the date stated below that party's signature.

BLENDER BITES LIMITED

By its authorized signatory:

PER: CHELSIE HODGE		STEVEN PEAR

Date:	March 1, 2023	Date:	March 1, 2023

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SCHEDULE "A"

This Schedule "A" is attached to an Executive Consulting Agreement between BLENDER BITES LIMITED and STEVEN PEAR (the "Agreement") dated March 1, 2023. Capitalized terms used in this Schedule, but not defined herein, have the same meaning as in the Agreement.

1. Services:

The Consultant in the capacity as Chief Operating Officer shall provide the Company with the following services (collectively, the "Services"):

• leading the development and implementation of the Company's strategy;

• formulating and implementing the strategic plan that guides the direction of the Business;

• providing strategic leadership and vision to the Company and working with the Board and senior management to establish, implement, communicate and oversee the goals, strategies, plans and policies of the Company;

• overseeing the complete operation of the Company in accordance with the direction established in the strategic plans; and evaluating the success of the Company in reaching its goals;

• assisting the Company in investing, acquiring and developing new businesses and mineral projects;

• monitoring and evaluating industry trends that may affect strategy;

• recruiting, leading and guiding a senior management team, including attracting and retaining individuals with the requisite skills, experience and ethical values;

• together with the CEO, CFO, other senior management and the Board, overseeing the Company's public disclosure;

• together with the CEO, CFO, other senior management and the Board, maintaining and implementing disclosure controls and procedures and internal controls over financial reporting; and

• assisting the Company in fundraising and other corporate matters.

The Consultant shall also undertake such additional duties, responsibilities, and authority as may be assigned to the Consultant, by the Board from time to time. The Consultant agrees that any change in Services implemented by the Company will not affect or change any other part of this Agreement.

2. Fees

The Company will pay to the Consultant a monthly fee in the amount of USD$15,000.

Payment Terms

The Fees shall be paid on a monthly basis. Consultant will invoice the Company at the end of each calendar month for Fees incurred during that month. Such invoices shall be payable on the first business day of each month during the term of this Agreement with the first payment due on March 1, 2023.

Any increase in the monthly Fee shall be determined at the sole discretion of the Company's Board.

Executive Consulting Agreement - Personal and Confidential

3. Bonus

In addition to the monthly fee set forth above, the Consultant will have the opportunity to earn an annual performance bonus based on the achievement of certain development milestones established and as determined by the board of directors. During the initial twelve (12) months of the Term, the Consultant shall be eligible to receive a bonus based on meeting or exceeding the performance criteria to be agreed upon by the Parties.

4. Equity Incentive Compensation

The Consultant shall be entitled to participate in the Company's equity incentive plan (the "Plan") that the Company has in place from time to time, subject to the terms of the Plan.

The Consultant shall be entitled to receive 160,000 restricted share units (the "RSUs") in accordance with the to the Company's Plan. The RSUs will vest and convert into common shares of the Company in three equal tranches, provided this Agreement remains in place at the time of vesting, of 53,334 RSUs will vest after four-months-and-one-day from issuance, a further 53,333 RSUs will vest after 12 months, and the balance will vest after 24 months.

The compensation of any equity incentive shall be at the sole discretion of the Board and there is no assurance that such compensation will be paid in any given year, or that the Company will provide the same compensation in any future year as in any past year.

5. Medical Benefit Reimbursement

The Company will reimburse the Consultant a maximum of USD$2,000 per month for all reasonable medical expenses incurred by the Consultant in course of carrying out the Consultant's duties and responsibilities under this Agreement (the "Medical Expenses"). The Consultant is not required to seek pre-approval for the Medical Expenses. The Consultant agrees to provide the Company with receipts and documentation evidencing the Medical Expenses.

Executive Consulting Agreement - Personal and Confidential